Exhibit 99.1
JEFFERSONVILLE BANCORP
PO Box 398
Jeffersonville, NY 12748
845-482-4000
Press Release
For More Information, call: 845-482-4000

Contact: Wayne V. Zanetti, President — CEO	For Release
November 11, 2009
Company Press Release
Jeffersonville Bancorp Announces Third Quarter Earnings and Declares Quarterly Dividend
JEFFERSONVILLE, N.Y., November 11, 2009 (PRIME NEWSWIRE) —Jeffersonville Bancorp, Inc. (NASDAQ — JFBC) announced today a third quarter profit of $816,000 ($0.19 per share) compared to a net loss of $2,186,000 ($0.52 per share) for the third quarter of 2008. Earnings for the first nine months of 2009 were $2,448,000 (0.58 per share) compared to $69,000 ($0.02 per share) in 2008.
Total net interest income increased $126,000 or 3.1% for the three months ended September 30, 2009 compared to the three months ended September 30, 2008, primarily due to a $318,000 or 18.1% decrease in interest expense and a $32,000 increase in tax equivalent interest on investment securities, partially offset by a decrease of $191,000 or 4.1% decrease in loan interest and fees as a result of lower variable loan rates.
The bank continues to be classified “well capitalized”. Regulatory requirements stipulate that Tier I capital be at least 4% of risk weighted assets, and total risk-based capital must be at least 8% of those assets. The bank’s ratios for Tier I and risk-based capital are 15.5% and 16.7%, respectively.
A cash dividend in the amount of thirteen cents ($0.13) on the common stock of the company was declared at the November 10, 2009 meeting of the Board of Directors. The dividend is payable on December 1, 2009 to stockholders of record at the close of business on November 20, 2009. This results in total dividends for the year 2009 of $0.52 per share compared to $0.52 per share last year.
Jeffersonville Bancorp is a one-bank holding company, which owns all the capital stock of The First National Bank of Jeffersonville. “Jeff Bank” maintains ten full service branches in Sullivan County, New York located in Jeffersonville, Liberty, Monticello, Eldred, Loch Sheldrake, Livingston Manor, Narrowsburg, Callicoon, Wal*Mart/Monticello and Wurtsboro.